EXHIBIT 5


                  MCGOWAN, ENGEL, TUCKER, GARRETT & SCHULTZ

     (A PROFESSIONAL ASSOCIATION INCLUDING A PROFESSIONAL CORPORATION)
                            COUNSELLORS AT LAW
                              125 HIGH STREET
PAUL A. McGOWAN, III    HIGH STREET TOWER, SUITE 2601
MARK D. ENGEL            BOSTON, MASSACHUSETTS  02110
THOMAS H. TUCKER               (617)951-9980
ROBERT W. GARRETT        TELECOPIER (617)951-0048
STEPHEN SCHULTZ

PETER L. KOFF
 OF COUNSEL
                                                            April 11, 1997


Slade's Ferry Bancorp
Box 390
Somerset, MA  02726

Dear Sirs:

      The undersigned has acted as counsel to Slade's Ferry Bancorp ("the Company") which is filing a Registration Statement (SB-2) under the Securities Act of 1933 relating to the registration and proposed offering of 325,000 shares (plus 225,000 additional shares at the Company's option) of the Company's Common Stock, $.01 par value.

      I have examined the Company's Certificate of Incorporation, its by-laws and such other records and documents as I deem necessary as a basis for this opinion.

      Based on the foregoing examination, I am of the opinion that:

      1. The Company was duly incorporated and is validly existing under the laws of the Commonwealth of Massachusetts;

      2. The shares of the Common Stock of the Company being registered will, when issued, be legally issued, fully paid and non-assessable.

      I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus included in the aforementioned Registration Statement.

                                       Sincerely,

                                       /s/ Thomas H. Tucker

                                       Thomas H. Tucker